Exhibit 3.1
TFM, S.A. DE C.V.
CAPÍTULO I
ORGANIZACIÓN
     PRIMERA.— La sociedad es una Sociedad Anónima de Capital Variable, que se regirá por estos Estatutos, y en lo no previsto en ellos, por la Ley General de Sociedades Mercantiles.
CAPÍTULO II
DENOMINACIÓN, DOMICILIO, DURACIÓN, OBJETO Y NACIONALIDAD
     SEGUNDA.— Denominación.— La sociedad se denomina “TFM”, denominación que siempre irá seguida de las palabras “SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE” o de su abreviatura “S.A. de C.V.”
     TERCERA.— Domicilio.— El domicilio de la sociedad es la ciudad de México, Distrito Federal, pero los socios podrán establecer agencias o sucursales de la sociedad en cualquier parte de los Estados Unidos Mexicanos y del extranjero, sin que por ello se entienda cambiado su domicilio.
     CUARTA.— Duración.— La duración de la sociedad será indefinida.
     QUINTA.— Objeto social.— La sociedad tendrá por objeto:
     1.— La construcción, administración, operación, explotación, conservación y mantenimiento de la infraestructura ferroviaria, así como de vías generales de comunicación ferroviaria y de vías férreas, inclusive aquellas que se encuentren dentro de patios y que resulten necesarias para la operación de dichas vías, así como de cualquiera de sus partes integrantes, incluyendo de forma enunciativa mas no limitativa, el derecho de vía, el derecho de paso, los centros de control de tráfico y las señales para la operación ferroviaria.
     2.— La prestación del servicio público de transporte ferroviario, utilizando para ello las vías de comunicación ferroviaria, vías férreas y cualquier tipo de servicios auxiliares que resulten necesarios para ello.
     3.— La prestación del servicio público de transporte ferroviario de carga, incluyendo de forma enunciativa mas no limitativa, el servicio de arrastre de vehículos de terceros, las instalaciones en las que se realice la recepción, almacenamiento, clasificación, consolidación y despacho de todo tipo de bienes.
     4.— La prestación del servicio público de transporte ferroviario de pasajeros, incluyendo la construcción, administración y mantenimiento de las instalaciones en donde se efectúe la salida y llegada de trenes, y el ascenso y descenso de pasajeros.
     5.— Construir, operar y explotar terminales e instalaciones para la prestación de los servicios auxiliares en los términos de la Ley Reglamentaria del Servicio Ferroviario y su reglamento.
     6.— Prestar servicios de interconexión, otorgar derechos de arrastre y derechos de paso, así como explotar los que le sean prestados u otorgados.
     7.— Operar los servicios de vigilancia, así como el control de los accesos y tránsito de personas, vehículos y bienes en las terminales ferroviarias que explote, sin perjuicio de las facultades de las autoridades competentes.
     8.— La realización de todo tipo de estudios para la explotación de negocios relacionados con la prestación del servicios de transportación ferroviaria, tanto de carga como de pasajeros, así como la planeación, programación y ejecución de las acciones necesarias y convenientes para la promoción, operación y desarrollo de los servicios ferroviarios, a fin de lograr la mayor eficiencia y competitividad.

     9.— Adquirir en propiedad o en arrendamiento y disponer en cualquier forma de toda clase de bienes muebles, incluyendo en forma enunciativa mas no limitativa, toda clase de equipo ferroviario, vehículos de tracción, vehículos de arrastre y vehículos de trabajo, así como de los inmuebles que sean necesarios para la realización de su objeto social.
     10.— Instalar y mantener los sistemas de comunicación que se requieran para la realización del objeto social, incluyendo de manera enunciativa mas no limitativa, radio, telégrafo, teléfono, fibra óptica y sistemas de microondas.
     11.— Participar en la privatización del sistema ferroviario mexicano, presentar ofertas y, en general, participar en todos los procesos pertinentes para obtener una o más concesiones, permisos, licencias o autorizaciones para operar el sistema ferroviario mexicano.
     12.— Para la consecución del objeto social, la sociedad podrá:
     a).— Constituir, promover, organizar y administrar todo tipo de sociedades, asociaciones civiles o mercantiles, corporaciones, unidades económicas, instituciones, fundaciones o agrupaciones, ya sea en México o en el extranjero, así como adquirir intereses o participaciones en otras sociedades o asociaciones civiles o mercantiles, formando parte en el acto de su constitución o adquiriendo acciones o participaciones en aquellas constituidas con anterioridad, sean éstas mexicanas o extranjeras, siempre que se relacionen directamente con la prestación del servicio ferroviario mexicano. Así como disponer, gravar o transmitir dichas acciones o participaciones.
     b).— Comprar, vender, importar, exportar y de cualquier otra manera, comercializar, manufacturar e industrializar todo tipo de productos y equipos, necesarios o convenientes para la realización de su objeto social.
     c).— Obtener permisos para operar los recintos fiscalizados en los términos de la legislación aplicable, así como prestar servicios de manejo, almacenaje y custodia de mercancías de comercio exterior de conformidad con las autorizaciones correspondientes, así como la construcción, instalación, operación y explotación de terminales interiores de carga, proporcionando servicios de: carga y descarga de los trenes y camiones, almacenamiento, acarreo dentro de la terminal consolidación y desconsolidación de carga, integración de trenes unitarios con equipo propio o arrendado; y vigilancia y custodia de mercancías. Asimismo, de conformidad con las autorizaciones correspondientes, podrá prestar los siguientes servicios complementarios: operación multimodal, trámites fiscales y aduanales, reparación y mantenimiento de contenedores, servicios fitosanitarios; y los demás que se consideren convenientes.
     d).— Otorgar, girar, emitir, aceptar, endosar, certificar, garantizar o por cualquier otro concepto suscribir, inclusive por aval, toda clase de títulos de crédito.
     e).— Obtener, adquirir o utilizar y/o disponer, por conducto de grupos financieros nacionales o extranjeros, de toda clase de fondos y recursos económicos que resulten necesarios para la realización de su objeto social. Así como obtener y otorgar préstamos de dinero con o sin garantía, celebrar todo tipo de contratos de crédito, emitir obligaciones y cualesquiera otros títulos de crédito y otorgar cualquier tipo de garantía, inclusive garantías reales y personales, tales como fianzas, avales, prendas e hipotecas a favor de terceros, cuando se trate de operaciones propias de la sociedad y que sean necesarios para la consecución del objeto social.
     f).— Celebrar toda clase de contratos de fideicomiso que sean necesarios para la consecución del objeto social.
     g).— Celebrar y/o llevar a cabo, en la República Mexicana o el extranjero, por cuenta propia o ajena, toda clase de actos principales o accesorios, civiles y comerciales o de cualquier otra índole, inclusive de dominio, contratos o convenios civiles, mercantiles, principales o de garantía, o de cualquier otra clase que estén permitidos por la ley, pudiendo además, bien sea como fiador, avalista o con cualquier otro carácter, inclusive el de deudor solidario o mancomunado, garantizar obligaciones y adeudos de terceros, cuando se relacionen con la consecución del objeto de la sociedad.
     h).— Recibir y promover asesorías, por conducto de toda clase de personas, físicas o morales, mexicanas o extranjeras, de todos aquellos servicios que resulten necesarios para la realización de su objeto social.

     i).— Promover, organizar, participar y contratar, ya sea en México o en el extranjero, con personas físicas o morales, mexicanas o extranjeras, concursos, licitaciones, operaciones, eventos, reuniones, exposiciones, programas de capacitación, de desarrollo, de investigación de mercados e innovaciones y, en general participar en todos aquellos eventos y reuniones de negocios que resulten necesarios para la realización de su objeto social.
     j).— La contratación, por cuenta propia o de terceros, ya sea en México o en el extranjero, con personas físicas o morales, mexicanas o extranjeras, de medios de publicidad, así como la venta y/o compra de espacios publicitarios y en general de todo aquello relacionado con el ramo de la industria de los medios de comunicación e información, que resulten necesarios para la realización de su objeto social.
     k).— Llevar, por cuenta propia o de terceros, ya sea en México o en el extranjero, y con todo tipo de personas físicas y morales, mexicanas o extranjeras, programas de capacitación y desarrollo, así como trabajos de investigación que resulten necesarios para la realización de su objeto social.
     l).— Solicitar y obtener, bajo cualquier título, las concesiones y permisos y ejercer los derechos derivados de ellos así como registrar y patentar o actuar como intermediario o negociador, y adquirir, por cualquier título legal, ya sea en México o en el extranjero, con personas físicas o morales, mexicanas o extranjeras, toda clase de invenciones, modelos de utilidades, diseños industriales, marcas, así como de avisos, nombres comerciales, franquicias, autorizaciones, licencias, concesiones, opciones, preferencias, derechos sobre ellos y en general toda clase de uso y explotación de derechos de propiedad industrial, intelectual, literaria o artística, que resulten necesarios o se encuentren relacionados con el objeto y fines sociales.
     m).— Ser agente, representante, comisionista, distribuidor, mandatario y/o intermediario, ya sea en México o en el extranjero, de personas físicas o morales, mexicanas o extranjeras que resulten necesarias o relacionadas con la explotación de su objeto social.
     n).— Adquirir, enajenar, poseer, arrendar, usufructuar y, en general, utilizar y administrar, bajo cualquier título, toda clase de derechos y bienes muebles o inmuebles, ya sea en México o en el extranjero y, con todo tipo de personas físicas o morales, mexicanas o extranjeras, que resulten necesarios y convenientes para la realización de su objeto y el cumplimiento de sus fines, en los términos de la legislación aplicable.
     o).— En general, realizar las demás actividades y ejecutar los actos y celebrar los contratos y convenios que se requieran para la consecución de su objeto social, o que deban realizarse por cualquier disposición de carácter legal.
     SEXTA.— Nacionalidad.— La sociedad es de nacionalidad mexicana.
     SÉPTIMA.— Cláusula de Admisión de Extranjeros.— Los socios extranjeros actuales o futuros aceptan y se obligan formalmente con el Gobierno Mexicano, por conducto de la Secretaría de Relaciones Exteriores, a considerarse como nacionales respecto de las acciones de la sociedad que adquieran o de que sean titulares, así como de los bienes, derechos, concesiones, participaciones o intereses de que sea titular la sociedad, o bien, de los derechos y obligaciones que deriven de los contratos y actos jurídicos en que sea parte la propia sociedad con autoridades mexicanas y a no invocar, por lo mismo, la protección de sus gobiernos, bajo la pena, en caso contrario, de perder en beneficio de la Nación Mexicana, las acciones o participaciones sociales que hubiere adquirido.
CAPÍTULO III
CAPITAL SOCIAL, ACCIONISTAS Y ACCIONES
     OCTAVA.— Capital social.— El capital social es variable. La parte mínima fija sin derecho a retiro es de $600,000.00 (SEISCIENTOS MIL PESOS 00/100 MONEDA NACIONAL), íntegramente suscrito y pagado, representado por 60,000 (SESENTA MIL) acciones. La parte variable del capital es ilimitada.
     NOVENA.— Acciones.— El capital social estará representado por acciones nominativas, sin expresión de valor nominal.

     a).— Las acciones se dividirán en dos clases: la clase I que representará en todo tiempo la parte fija del capital social, con derecho de voto pleno; y la clase II, que representará la parte variable, con derecho de voto pleno.
     La sociedad podrá emitir acciones de voto restringido con iguales o menores derechos que los señalados en el artículo 113 (ciento trece) de la Ley General de Sociedades Mercantiles y estarán divididas en las clases que determine la asamblea general extraordinaria que resuelva su emisión, en cuyo caso, las acciones correspondientes no computarán para efectos de determinar los porcentajes de participación a que se alude en el párrafo anterior.
     b).— La Clase I y la Clase II de acciones representativas del capital social se dividirán en dos series: la serie “A” que representará acciones que sólo podrán ser suscritas por personas de nacionalidad mexicana y la serie “B” que será de libre suscripción.
     DÉCIMA.— Títulos de las Acciones.— Las acciones estarán representadas por títulos definitivos o, en tanto éstos se expidan, por certificados provisionales.
     Los títulos o certificados ampararán en forma independiente las acciones de cada una de las clases, que se pongan en circulación; serán identificados con una numeración progresiva distinta para cada serie; y contendrán los datos y características a que se refieren los artículos 125 (ciento veinticinco) y 127 (ciento veintisiete) de la Ley General de Sociedades Mercantiles, así como la transcripción de la cláusula séptima de estos estatutos; llevarán las firmas de dos consejeros propietarios, las cuales podrán ser autógrafas o facsimilares, caso este último en que el original de tales firmas deberá depositarse en el Registro Público de Comercio del domicilio de la sociedad.
     Cuando por cualquier causa se modifiquen las indicaciones contenidas en los títulos de las acciones, se estará a lo dispuesto en el artículo 140 (ciento cuarenta) de la Ley General de Sociedades Mercantiles.
     DÉCIMO PRIMERA.— Número de acciones por título y canje.— El consejo de administración queda facultado para expedir tanto los títulos de las acciones, como los certificados provisionales, amparando una o más acciones. Además queda facultado para hacer el canje de títulos o certificados que cubran determinado número de acciones por títulos o certificados nuevos, según lo soliciten los tenedores de los mismos y siempre que los títulos o certificados nuevos cubran, en conjunto, el mismo número total de acciones que aquéllos en cuyo lugar se expidan. El costo de cualquier canje de certificados o títulos que un accionista solicite, será por cuenta de dicho accionista.
     En caso de pérdida, robo, extravío o destrucción de cualquier certificado provisional o título definitivo de acciones, su reposición quedará sujeta a las disposiciones del Capítulo Primero, Título Primero de la Ley General de Títulos y Operaciones de Crédito. Todos los duplicados de certificados o títulos definitivos de acciones llevarán la indicación de que son duplicados y que los certificados o títulos definitivos originales correspondientes han sido cancelados. Todos los gastos inherentes a la reposición serán por cuenta exclusiva del tenedor del certificado o título definitivo que se haya repuesto.
     DÉCIMO SEGUNDA.— Registro de acciones.— La sociedad llevará un libro de registro de acciones en el que se harán los asientos a que se refiere el artículo 128 (ciento veintiocho) de la Ley General de Sociedades Mercantiles y considerará dueños de las mismas a quienes aparezcan inscritos como tales en él. La sociedad se abstendrá de inscribir en el citado libro, aquellas transmisiones que se efectúen en contravención de lo dispuesto en estos estatutos o en la ley.
     Las inscripciones en el libro de registro de acciones se suspenderán desde el quinto día anterior a la celebración de las asambleas de accionistas y hasta el día posterior a la celebración de las mismas, incluyendo el día en que se celebren.
     DÉCIMO TERCERA.— Aumentos y reducciones de capital.— Los aumentos y reducciones del capital social deberán hacerse de tal forma que en todo caso, el 51% (cincuenta y uno por ciento) de las acciones con derecho a voto representativas del capital social de la sociedad, sean acciones de la serie “A”; y el 49% (cuarenta y nueve por ciento) de las acciones con derecho a voto representativas del capital social de la sociedad sean acciones de la serie “B”, sujetándose además a las disposiciones siguientes:
     1.— Formalidades.— Los aumentos y reducciones en la parte mínima fija del capital social de la sociedad, se efectuarán mediante resolución de la Asamblea General Extraordinaria de accionistas y consecuentemente deberán reformarse los Estatutos Sociales e inscribirse el instrumento público de formalización del acta correspondiente en el Registro Público de Comercio del domicilio de la sociedad.
     El acuerdo de la asamblea que decretare la reducción en la parte mínima fija del capital social, se publicará en el Diario Oficial de la Federación de conformidad con lo dispuesto por la Ley General de Sociedades Mercantiles.
     2.— Aumentos y reducciones en la parte variable del capital social.— Los aumentos y reducciones en la parte variable del capital, se efectuarán mediante resolución de la Asamblea General Ordinaria de Accionistas sin necesidad de reformar los Estatutos Sociales. Cuando los accionistas ejerzan su derecho de retiro se seguirá el procedimiento previsto por la ley. Las acciones autorizadas pero aún no suscritas que se emitan para representar la parte variable del capital social, deberán quedar depositadas en la tesorería de la sociedad, para entregarse a medida que vaya realizándose su suscripción y pago en los términos y condiciones que fije la misma Asamblea General Ordinaria de Accionistas o el Consejo de Administración, de acuerdo con las facultades que a éste, en su caso, le hubiere otorgado dicha asamblea de accionistas, en el entendido que en este caso deberán respetarse los derechos de preferencia de los accionistas conforme a estos estatutos.
     No podrán decretarse aumentos de capital, ni se emitirán nuevas acciones sino hasta que los aumentos de capital y las acciones emitidas con anterioridad estén íntegramente pagados.
     3.— Suscripción y pago.— La asamblea que acuerde el aumento de capital respectivo dispondrá que se emitan las acciones representativas del mismo, y las características de dichas acciones. La asamblea que decrete el aumento tendrá facultad de poner las acciones correspondientes en circulación en las formas, plazos, condiciones y cantidades que juzgue convenientes; bien mediante capitalización de pasivos, reservas o superávits; ya contra el pago en efectivo o en especie de su valor y, en su caso, de la prima que la propia asamblea determine, la cual se aplicará a los conceptos que la propia asamblea decida; o bien para que sean simplemente suscritas. En este último caso, la asamblea determinará la forma, plazos y demás requisitos y condiciones para el pago. En cualquiera de los casos previstos en esta cláusula, los accionistas con derecho a voto pleno recibirán el mismo trato.
     4.— Derecho de preferencia.— En caso de incremento de la porción pagada del capital social o de aumento de la parte fija por emisión de acciones, los accionistas de la sociedad tendrán en todo tiempo derecho preferente para suscribir las nuevas acciones de la misma clase y serie que se emitan para representar el aumento en proporción a las acciones de que sean tenedores, siempre y cuando, tengan aptitud legal para la suscripción. Los accionistas podrán ejercer dentro de los 15 (quince) días siguientes a la publicación del acuerdo de la asamblea que resuelva dicho aumento en el Diario Oficial de la Federación y en uno de los periódicos de mayor circulación del domicilio de la sociedad. Después de transcurridos dichos 15 (quince) días, si aún quedaren sin suscribir algunas acciones, éstas serán ofrecidas por el Consejo de Administración para su suscripción y pago, a las personas físicas o morales que el propio consejo acuerde, en un precio que no podrá ser inferior a aquél al que fueron ofrecidas a los accionistas de la sociedad para su suscripción y pago.
     En caso de aumento del capital por capitalización de reservas, de utilidades pendientes de aplicación o de superávits, los accionistas tendrán derecho a la parte que les correspondiere en ese aumento y en su caso a recibir las nuevas acciones que se emitan para representar dicho aumento, en los términos del párrafo anterior.
     5.— Reducciones de capital por retiro.— La reducción del capital como consecuencia de que un accionista propietario de acciones representativas de la parte variable del capital ejercitare su derecho de retirar parcial o totalmente su aportación, representada por las acciones de que sea tenedor, se sujetará a lo ordenado en los artículos 220 y 221 de la Ley General de Sociedades Mercantiles o en su caso a los términos en que así lo resuelva la Asamblea Ordinaria que decida sobre la disminución. .
     El pago del reembolso será exigible a la sociedad a partir del día siguiente a la celebración de la Asamblea General Ordinaria de Accionistas que haya aprobado el estado de posición financiera correspondiente al ejercicio en que el retiro deba surtir sus efectos, de conformidad con el procedimiento autorizado para tal efecto, en dicha asamblea.
     6.— Limitaciones a la reducción del capital.— Ninguna disminución de capital podrá autorizarse cuando tenga como consecuencia la reducción del capital social a menos del mínimo requerido conforme a la ley.

     La asamblea que acuerde la reducción de capital, establecerá la forma y términos en que se llevará a cabo el reembolso respectivo, en el entendido que todos los accionistas, tendrán el mismo trato.
     7.— Libro de registro de variaciones de capital.— La sociedad llevará un libro de variaciones de capital, en el que se anotarán los aumentos o reducciones, así como el capital representado en la parte fija y el representado en la parte variable.
CAPÍTULO IV
DE LAS ASAMBLEAS GENERALES DE ACCIONISTAS
     DÉCIMO CUARTA.— Asamblea de accionistas.— El órgano supremo de la sociedad es la asamblea general de accionistas.
     1.— La asamblea general ordinaria se reunirá cuando menos una vez al año, en el domicilio de la sociedad, en la fecha que fije el consejo de administración dentro de los cuatro meses que sigan a la clausura del ejercicio social. Además de los asuntos incluidos en la orden del día, la asamblea ordinaria anual conocerá y se ocupará de la discusión, aprobación o modificación del informe de los administradores y del informe de los comisarios, del ejercicio inmediato anterior, a que se refieren los artículos 172 y 166 fracción IV, respectivamente, de la Ley General de Sociedades Mercantiles, tanto de esta sociedad como de aquellas de que sea titular de la mayoría de las acciones, cuando el valor de inversión en cada una de ellas exceda del 20% del capital contable de esta sociedad según el estado de posición financiera al cierre del ejercicio social correspondiente.
     2.— Las asambleas extraordinarias podrán reunirse en cualquier tiempo, también en el domicilio de la sociedad cuando deba tratarse alguno de los asuntos previstos en el artículo 182 (ciento ochenta y dos) de la Ley General de Sociedades Mercantiles y la escisión de la sociedad
     3.— Las asambleas especiales se reunirán para deliberar sobre asuntos que afecten exclusivamente a los accionistas de alguna clase de acciones. Estas asambleas, se sujetarán a lo dispuesto en el artículo 195 (ciento noventa y cinco), de la Ley General de Sociedades Mercantiles.
     En caso de que un solo accionista sea el tenedor de la totalidad de las acciones en circulación de una misma clase, no se requerirá la celebración de asamblea para tomar los acuerdos sobre los asuntos que sean de su incumbencia, siempre y cuando notifique el sentido de sus resoluciones a la secretaría del consejo de la sociedad. El secretario hará los asientos correspondientes en los libros corporativos de la sociedad.
     DÉCIMO QUINTA.— Convocatoria.— Las asambleas serán convocadas por el consejo de administración, o por alguno de los comisarios, así como por los accionistas que representen el 33% de las acciones con derecho a voto conforme a lo dispuesto en los artículos 168, 184 y 185 (ciento sesenta y ocho, ciento ochenta y cuatro y ciento ochenta y cinco) de la Ley General de Sociedades Mercantiles. Las convocatorias indicarán la fecha, la hora y el lugar de la celebración; contendrán el orden del día, serán suscritas por el convocante o si éste fuere el consejo de administración, por su presidente o por el secretario y se publicarán en el Diario Oficial de la Federación, y en alguno de los principales periódicos de distribución nacional, por lo menos con quince días naturales de anticipación a la fecha de su celebración. Durante dicho plazo, los documentos relacionados al informe de que hablan los artículos 172 y 173 de la Ley General de Sociedades Mercantiles estarán a disposición de los accionistas en las oficinas de la sociedad.
     Si alguna asamblea no pudiere celebrarse el día señalado para su reunión, se llevará a cabo dentro de los treinta días siguientes, para lo cual se hará una segunda o ulterior convocatoria con expresión de las circunstancias del caso. Debiendo cumplirse con los requisitos establecidos para la primera convocatoria.
     Las asambleas podrán celebrarse válidamente sin convocatoria previa, si todas las acciones en circulación con derecho a voto en los asuntos que deban tratarse en esa asamblea, se encontraren representadas en ellas.
     DÉCIMO SEXTA.— Acreditamiento de los accionistas.— Para acreditar su calidad de accionista y su derecho de concurrir a las asambleas, los tenedores de las acciones deberán entregar a la secretaría del consejo de administración en el domicilio de la sociedad, a más tardar con dos días hábiles de anticipación, al señalado para la celebración de la asamblea:
     a) los títulos de las acciones correspondientes; o b) las constancias de depósito que respecto de ellas les hubiere expedido la institución o instituciones de crédito, ya sea de México o del extranjero, en los lugares que se señalen en la convocatoria respectiva, debidamente autorizadas al efecto. Cuando las acciones fueren depositadas en oficinas ubicadas fuera del domicilio de la sociedad, las instituciones que las recibieren deberán dar aviso a la sociedad por correo o por la vía cablegráfica, telegráfica o facsímil del nombre del depositante, del número de acciones depositadas y del día en que se constituyó el depósito.
     En las constancias a que se hace referencia, se indicará el nombre del accionista, la cantidad de acciones depositadas, los números de los títulos, la fecha de celebración de la asamblea y la condición de que dichas acciones permanecerán en poder de la depositaria hasta después de terminada la asamblea de que se trate.
     Hecha la entrega, el secretario del consejo de administración expedirá a los interesados las tarjetas de ingreso correspondiente, en las cuales de indicará el nombre del accionista y el número de votos a que tiene derecho, así como, en su caso, la denominación de la depositaria.
     Los accionistas no necesitarán probar sus derechos de asistencia a la asamblea mediante el depósito mencionado, respecto de las acciones que estén inscritas a su nombre en el libro de registro de acciones.
     Los accionistas podrán hacerse representar en las asambleas por apoderado constituido mediante simple carta poder o contrato de comisión mercantil, los cuales también serán entregados a la secretaría del consejo de administración conforme a las reglas arriba previstas. Los apoderados de los Gobiernos Federal, Estatal o Municipal, así como los de organismos descentralizados, acreditarán su calidad en los términos de la legislación administrativa aplicable.
     En ningún caso podrán ser mandatarios, para estos efectos, los administradores ni los comisarios de la sociedad.
     DÉCIMO SÉPTIMA.— Asambleas Ordinarias.— Para que la Asamblea General Ordinaria de Accionistas pueda celebrarse válidamente en virtud de primera convocatoria, deberán estar representadas en ella, por lo menos el 50% de las acciones ordinarias o comunes con derecho a voto de la sociedad. Si la Asamblea General Ordinaria se reuniere en virtud de segunda o ulterior convocatoria, funcionará válidamente con los accionistas que concurran, cualquiera que sea el número de acciones que representen y cualquiera que sea la naturaleza de las resoluciones que hayan de tomarse.
     DÉCIMO OCTAVA.— Asambleas Extraordinarias. Las Asambleas Generales Extraordinarias de Accionistas reunidas por virtud de primera convocatoria, se considerarán legalmente instaladas si están representadas, por lo menos, las tres cuartas partes de las acciones comunes con derecho a voto de la sociedad, y sus resoluciones serán válidas si se adoptan, cuando menos, por la mayoría de las acciones comunes de dichas clases.
     Las Asambleas Generales Extraordinarias de Accionistas reunidas por virtud de segunda o ulteriores convocatorias, se considerarán legalmente instaladas si están representadas, por lo menos, la mayoría de las acciones comunes con derecho a voto de la sociedad y sus resoluciones serán válidas si se adoptan, cuando menos, por la mayoría de las acciones comunes de dichas clases.
     DÉCIMO NOVENA.— Votación.— En las asambleas generales las votaciones serán económicas, a menos que alguno de los asistentes pida que sean nominales.
     Si por cualquier motivo no pudiera instalarse legalmente una asamblea, este hecho y sus causas se harán constar en el libro de actas, con observancia de lo dispuesto en la cláusula vigésimo segunda de estos estatutos.
     VIGÉSIMA.— Desarrollo.— Las Asambleas de Accionistas serán presididas por el Presidente del Consejo de Administración, o, en su ausencia, por el Vicepresidente, y en ausencia de ambos así como en el caso de asambleas especiales de accionistas, la persona designada por la mayoría de los accionistas presentes en dicha asamblea.

     El Secretario del Consejo de Administración, o en su ausencia, el Prosecretario del mismo, y en ausencia de ambos, la persona designada por la mayoría de los accionistas presentes en la asamblea deberán actuar como secretarios de la asamblea de accionistas.
     No obstante la posibilidad de diferimiento de la asamblea de accionistas en términos del Artículo 199 (ciento noventa y nueve) de la Ley General de Sociedades Mercantiles, en caso de imposibilidad para tratar cualquier asunto de la orden del día en la fecha en la que fue convocada dicha asamblea, ésta deberá continuarse posteriormente en la fecha que en la misma se determine, sin necesidad de nueva convocatoria, y será instalada con el quórum requerido para la asamblea de accionistas en segunda o ulterior convocatoria.
     VIGÉSIMO PRIMERA.— Resoluciones fuera de asamblea.— Las resoluciones tomadas fuera de sesión de cualquier asamblea, por unanimidad de los accionistas que representen la totalidad de las acciones con derecho a votar en relación al asunto en cuestión o, tratándose de asuntos de la competencia de asambleas especiales, la totalidad de las acciones representativas de la porción del capital social correspondiente a la respectiva serie, tendrán, para todos los efectos legales, la misma validez que si hubieran sido adoptadas en reunión formal de la asamblea general o de la especial, según sea el caso, siempre que los votos aprobatorios se confirmen por escrito.
     El secretario del consejo de administración, integrará el expediente respectivo y realizará las anotaciones correspondientes en los libros corporativos de la sociedad.
     VIGÉSIMO SEGUNDA.— Actas de asambleas.— Las actas de las asambleas se consignarán en el libro de actas de asamblea y serán firmadas por quien presida la asamblea, por el secretario y por el comisario o comisarios que concurran.
     De cada acta se abrirá un apéndice que contendrá copia del acta, la lista de los asistentes con indicación del número, clase y serie de acciones que representen, los documentos justificativos de su calidad de accionistas y, en su caso, el acreditamiento de sus representantes, un ejemplar de los periódicos en que se hubiere publicado la convocatoria y los informes, dictámenes y demás documentos que se hubieren presentado en el acto de celebración de la asamblea o previamente a ella.
     En el mismo libro de actas se consignarán las resoluciones tomadas en los términos de la cláusula vigésimo primera de estos estatutos, de las cuales darán fe el secretario o el prosecretario.
CAPÍTULO V
ADMINISTRACIÓN DE LA SOCIEDAD
     VIGÉSIMO TERCERA.— Consejo de administración.— La administración de la sociedad será confiada a un consejo de administración, cuyos miembros serán designados de acuerdo con lo dispuesto en estos estatutos, y en las normas aplicables de la Ley General de Sociedades Mercantiles.
     VIGÉSIMO CUARTA.— Estructura. El Consejo de Administración se integrará por cinco consejeros propietarios y sus respectivos suplentes, quienes no necesitarán ser accionistas, con capacidad de actuar como consejeros, en términos de las disposiciones legales aplicables. Los miembros del Consejo de Administración serán electos por la Asamblea General Ordinaria de Accionistas.
     El nombramiento del Presidente del Consejo de Administración se llevará a cabo mediante el voto favorable de la mayoría de dichas acciones.
     VIGÉSIMO QUINTA.— Término. Los consejeros de la Sociedad, permanecerán en su encargo por el periodo que se señale al momento de su designación y en caso que dicho término no sea establecido, se aplicarán las siguientes reglas:
     (a) Los miembros del Consejo de Administración permanecerán en su encargo durante un ejercicio social, pero podrán ser reelectos una o más veces. Los consejeros continuarán en su encargo hasta que sus sucesores tomen posesión del cargo. La Asamblea General Ordinaria de Accionistas tendrá la facultad, en cualquier momento de revocar su nombramiento con el voto favorable de la serie de acciones que los hubiera designado.

          Todos los consejeros y miembros del consejo de administración de la Sociedad deberán cumplir con todos los requisitos establecidos en las leyes aplicables.
     VIGÉSIMO SEXTA.— Suplencias. Las ausencias temporales o definitivas de cualesquiera de los consejeros propietarios deberán ser cubiertas por cualquier consejero suplente, indistintamente. En caso de ausencia definitiva de cualquier consejero, el Consejo de Administración deberá convocar a la asamblea ordinaria de accionistas para que se designe al sucesor del consejero ausente.
     VIGÉSIMO SÉPTIMA.— Designación del Presidente.— El Consejo de Administración en la sesión inmediata a la asamblea anual de accionistas de la Sociedad designará de entre sus miembros un Presidente, cuando dicha asamblea no hubiere hecho la designación correspondiente. De igual forma, designará un Vicepresidente, y un Secretario y uno o más Prosecretarios del Consejo de Administración. El Secretario y los Prosecretarios del Consejo de Administración podrán no ser consejeros.
     VIGÉSIMO OCTAVA.— Sesiones. Las sesiones del Consejo de Administración se llevarán a cabo en la fecha y hora que determine el Consejo de Administración o cuando sean convocadas por el Presidente del Consejo de Administración, el Vicepresidente del Consejo de Administración o a petición de cualquiera de los Consejeros hecha al Presidente del Consejo. La notificación hecha por el Secretario o el Prosecretario del Consejo de Administración deberá constar por escrito y será entregada a cada Consejero, Consejero Suplente y a los Comisarios de la Sociedad, por lo menos con 5 (cinco) días de anticipación a la fecha de la sesión, al domicilio que haya sido registrado con el Secretario del Consejo de Administración. Las sesiones del consejo de administración se celebrarán válidamente sin necesidad de convocatoria previa si en la misma se encuentran presentes la totalidad de los consejeros, o de lo contrario, si los consejeros o comisarios ausentes renuncian por escrito a su derecho de recibir la convocatoria respectiva.
     Las sesiones del Consejo de Administración serán debidamente instaladas cuando por lo menos la mayoría de sus miembros se encuentren presentes. Todas las resoluciones del Consejo de Administración serán válidas cuando hayan sido adoptadas mediante el voto favorable de la mayoría de sus miembros. En caso de empate ni el Presidente del Consejo ni la persona designada para actuar como Presidente de cualquier sesión del Consejo de Administración tendrán voto de calidad.
     El Presidente del Consejo de Administración presidirá las sesiones del Consejo de Administración, y en su ausencia, el Vicepresidente actuará como Presidente de éstas. En caso de ausencia de ambos funcionarios, presidirá la persona designada por la mayoría de los consejeros presentes en la sesión.
     VIGÉSIMO NOVENA.— Resoluciones fuera de sesión.— Las resoluciones tomadas fuera de la sesión del consejo de administración, por unanimidad de sus miembros, tendrán, para todos los efectos legales, la misma validez que si hubieran sido adoptadas en reunión formal del mismo, siempre que los respectivos votos aprobatorios se confirmen por escrito ante el secretario del propio consejo, quien realizará las anotaciones correspondientes en los libros corporativos de la sociedad.
     TRIGÉSIMA.— Actas del consejo.— Las actas de las sesiones del consejo de administración deberán ser firmadas por quien presida, por el secretario y, en su caso, por los comisarios que concurrieron y se consignarán en el libro de actas de juntas de consejo, de cuyo contenido el secretario o el prosecretario podrán expedir copias certificadas, certificaciones o extractos.
     En el mismo libro de actas se consignarán los acuerdos tomados en los términos de la cláusula vigésimo novena de estos estatutos, de los cuales darán fe el secretario o el prosecretario.
     TRIGÉSIMO PRIMERA.— Facultades.— El consejo de administración tendrá las facultades que a los órganos de su clase atribuyen las leyes o estos estatutos, por lo que, de manera enunciativa mas no limitativa, tendrá las siguientes facultades:
     a).— Poder general para administrar los negocios y bienes de la sociedad, otorgar y suscribir todo género de garantías y avales y ejecutar los actos, celebrar los contratos, firmar los documentos y otorgar o suscribir los títulos de crédito que requiera esta administración.

     b).— Poder general para ejercer los actos de dominio que permitan las leyes.
     c).— Poder general para pleitos y cobranzas, con todas las facultades generales y las especiales que requieran cláusula especial conforme a la ley, inclusive para otorgar perdón, desistirse de toda clase de juicios, recursos y procedimientos en general, así como del juicio de amparo, para presentar denuncias y querellas de carácter penal y para constituirse en coadyuvante del Ministerio Público, poder que podrá ejercitar ante toda clase de personas y autoridades, judiciales y administrativas, civiles, penales y del trabajo, federales o locales, en juicio y fuera de él, con la mayor amplitud posible.
     d).— Facultad para establecer sucursales y agencias de la sociedad y suprimirlas.
     e).— Facultad para nombrar y remover al director general, y a uno o varios directores, subdirectores, gerentes generales, subgerentes, gerentes especiales y en general, funcionarios, factores, agentes y demás empleados de la sociedad, acordando los títulos que deban usar, jerarquías, las retribuciones que deban percibir y las garantías que deban prestar.
     f).— Facultad para otorgar y revocar poderes especiales y generales con todas las facultades que juzgue convenientes.
     g).— Facultad para firmar toda clase de documentos, contratos y escrituras que se relacionen directa o indirectamente con los objetos de la sociedad.
     h).— Facultad para ejecutar los acuerdos de la asamblea general de accionistas.
     i).— En general, podrá llevar a cabo todos los actos y contratos que fueren necesarios para el objeto de la sociedad y aquellos que se les atribuyan en otras cláusulas de estos estatutos. A falta de designación especial, la representación corresponderá al presidente del consejo.
     j).— Ningún miembro del consejo de administración podrá ejercitar las facultades del consejo individualmente. El consejo podrá designar de entre sus miembros, delegados para actos concretos. A falta de designación especial, la representación corresponderá al presidente del consejo.
     k).— El Consejo de Administración de la Sociedad estará facultado para crear y establecer los Comités, Comisiones y cualquier otro órgano intermedio del Consejo de Administración que considere necesarios o convenientes, y para delegar en dichos órganos las facultades necesarias o convenientes para el cumplimiento de sus objetivos. En cualquier caso, los órganos intermedios del Consejo de Administración de la Sociedad se integrarán por consejeros de la Sociedad y sus respectivos suplentes, según sea el caso. Los órganos intermedios del Consejo de Administración de la Sociedad se abstendrán de tratar o resolver cualquier asunto reservado en estos estatutos o en la ley a la Asamblea de Accionistas o al Consejo de Administración.
TRIGÉSIMO SEGUNDA.— Comité Ejecutivo. El Consejo de Administración designará de entre sus miembros a los Miembros del Comité Ejecutivo y, en su caso, a sus suplentes..
     Este órgano intermedio del Consejo de Administración será responsable de la instrumentación de políticas y lineamientos del Consejo de Administración, y únicamente resolverá respecto de aquellos asuntos que no estén exclusivamente reservados a la Asamblea de Accionistas o al Consejo de Administración.
     Los miembros del Comité Ejecutivo deberán en todo caso actuar conjuntamente, y su designación no podrá ser delegada ya sea total o parcialmente en cualquiera otra persona. Las sesiones del Comité Ejecutivo serán debidamente instaladas con por lo menos la mayoría de sus miembros y sus resoluciones serán válidas cuando hayan sido adoptadas a través del voto favorable de por lo menos la mayoría de los miembros presentes en dicha sesión. En caso empate, el Comité Ejecutivo deberá someter el asunto correspondiente al Consejo de Administración. De igual forma, el Comité Ejecutivo deberá informar periódicamente al Consejo de Administración, de las acciones tomadas y las resoluciones adoptadas por éste, o ante la existencia de cualquier evento de relevancia para la Sociedad.
     Las sesiones del Comité Ejecutivo deberán celebrarse con la periodicidad que determine el mismo Comité Ejecutivo.

     El Comité Ejecutivo designará de entre sus miembros a un Presidente, a un Secretario y a un Prosecretario del mismo.
     El Comité Ejecutivo tendrá las siguientes facultades:
     (a) Poder General para pleitos y cobranzas, actos de administración y actos de dominio, con todas las facultades, incluyendo aquellas que requieran cláusula especial conforme a la ley, en términos de lo dispuesto por los artículos 2554 y 2587 del Código Civil para el Distrito Federal y sus artículos correlativos en los Artículos de los Códigos Civiles de las entidades federativas de los Estados Unidos Mexicanos, y estará facultado para ejercer dichos poderes con respecto a cualquier asunto de la Sociedad, salvo por aquellos expresamente reservados a otro órgano corporativo por estos estatutos o la ley.
     (b) Poder general para suscribir, avalar, aceptar y endosar títulos de crédito, en términos del Artículo 9 (nueve) de la Ley General de Títulos y Operaciones de Crédito.
     (c) Para enajenar, gravar, hipotecar, u otorgar cualquier garantía sobre los activos e inmuebles de la Sociedad.
     (d) Para otorgar y revocar poderes.
     (e) Para designar y remover al director general, uno o más gerentes, subgerentes, y en general funcionarios, representantes, agentes, y cualquier otro empleado de la Sociedad; para determinar sus puestos, jerarquía y contraprestaciones pagaderos a cada uno de ellos, y si fuese el caso, las garantías a ser prestadas por ellos.
     (f) En general, para decidir y resolver sobre cualquier activo o negocio de la Sociedad, en el entendido, sin embargo, que se abstendrá de tratar o resolver cualquier tema expresamente reservado por estos estatutos o la ley, para el Consejo de Administración o la Asamblea de Accionistas.
     Ningún miembro del Comité Ejecutivo estará facultado a ejercer los poderes otorgados a dicho órgano de manera individual. No obstante, el Comité Ejecutivo deberá designar uno o más delegados para la celebración e instrumentación de sus resoluciones, y en caso que ningún delegado especial sea designado, el Presidente del Consejo de Administración celebrará e instrumentará las resoluciones del Comité Ejecutivo.
     Los miembros del Comité Ejecutivo no recibirán consideración especial alguna por el cumplimiento de sus funciones en el Comité Ejecutivo.
CAPÍTULO VI
VIGILANCIA
     TRIGÉSIMO TERCERA.— Comisarios.— La vigilancia de la sociedad estará a cargo de uno o más comisarios, temporales y revocables, quienes podrán ser socios o personas extrañas a la sociedad, los cuales serán designados por la asamblea de accionistas. En la asamblea de accionistas en que se designen a uno o más comisarios, cada accionista tendrá derecho a designar a un comisario y su suplente. Los comisarios percibirán los emolumentos que les señale la asamblea general ordinaria de accionistas, con cargo a resultados.
     TRIGÉSIMO CUARTA.— Duración.— Los comisarios durarán en su encargo un año y podrán ser reelectos una o más veces.
CAPÍTULO VII
EJERCICIOS SOCIALES, INFORMACIÓN FINANCIERA Y
UTILIDADES Y PÉRDIDAS
     TRIGÉSIMO QUINTA.— Ejercicios sociales.— Los ejercicios sociales deberán contarse del primero de enero al treinta y uno de diciembre de cada año.

     TRIGÉSIMO SEXTA.— Información financiera.— Anualmente, el consejo de administración y los comisarios presentarán a la asamblea general ordinaria el informe y el dictamen a que se refieren los artículos 166, fracción IV y 172 (ciento sesenta y seis, fracción cuarta y ciento setenta y dos) de la Ley General de Sociedades Mercantiles.
     TRIGÉSIMO SÉPTIMA.— Utilidades.— Las utilidades que arroje la cuenta de pérdidas y ganancias, formulada al concluir cada ejercicio social, se distribuirán de la manera siguiente:
     a).— Se crearán las provisiones necesarias para el pago de la participación de los trabajadores en las utilidades;
     b).— Se separará un cinco por ciento para la constitución de un fondo de reserva, hasta que este fondo alcance un valor por lo menos igual a la quinta parte del capital social y dicho fondo deberá ser reconstituido de la misma manera cuando haya disminuido por cualquier motivo;
     c).— Se separarán las cantidades que acuerde la Asamblea General Ordinaria de accionistas para que puedan cumplirse los programas, compromisos y metas de desarrollo y expansión previstos por la sociedad;
     d).— Se destinarán las cantidades convenientes para la formación de uno o varios fondos de reinversión o previsión, para que, puestas a disposición de la asamblea, ésta acuerde en el futuro los términos de sus aplicaciones.
     e).— El remanente será distribuido como dividendo entre los accionistas en proporción al número de sus acciones.
     Los fundadores de la sociedad hacen constar que no se reservan participación especial en las utilidades.
     TRIGÉSIMO OCTAVA.— Pérdidas y Responsabilidad Limitada.— Las pérdidas se distribuirán entre las acciones suscritas y hasta el valor de éstas. La responsabilidad de cada accionista quedará limitada al valor de las acciones que dicho accionista detente y cada accionista será responsable de cualquier saldo insoluto de sus acciones.
CAPÍTULO VIII
DE LA DISOLUCIÓN Y LIQUIDACIÓN DE LA SOCIEDAD
     TRIGÉSIMA NOVENA.— Disolución y Liquidación.— Llegado el caso de disolución de la sociedad por otro motivo que el de quiebra por declaración judicial, la asamblea general de accionistas hará el nombramiento de uno o más liquidadores propietarios y uno o más suplentes, quienes tendrán las facultades y atribuciones que la misma asamblea les fije. Las vacantes temporales o definitivas de uno o más liquidadores propietarios, serán cubiertas por los suplentes designados, los cuales serán llamados en el orden de su nombramiento.
     Sin embargo, mientras los nombramientos del liquidador o liquidadores no hayan sido inscritos en el Registro Público de Comercio y mientras aquél o aquéllos no hayan entrado en funciones, el consejo de administración y el director general, continuarán desempeñando sus cargos, pero no podrán iniciar nuevas operaciones.
     Mientras dure la liquidación, los comisarios desempeñarán respecto de los liquidadores, la misma función que cumplen respecto de los administradores de la sociedad durante la vida normal de ésta y la asamblea general de accionistas se reunirá en sesión ordinaria en los mismos términos previstos por la vida normal de la sociedad y en sesión extraordinaria, siempre que sea convocada por los liquidadores o por los comisarios.
     La liquidación se practicará de conformidad con lo establecido en el capítulo décimo primero de la Ley General de Sociedades Mercantiles y en los demás ordenamientos legales aplicables, durante el período de liquidación, la asamblea se reunirá en los términos que previene el capítulo cuarto de los estatutos y el liquidador o liquidadores desempeñarán, respecto de ella y de la sociedad misma, las funciones que normalmente corresponderían al consejo de administración y al director general.
     DÉCIMA SÉPTIMA. Se deja constancia que, en virtud de la modificación estatutaria antes resuelta, la estructura accionaria de la Sociedad quede integrada de la siguiente manera:

	Acciones
	Clase I		Clase II
Accionista	Serie “A”	Serie “B”	Serie “A”	Serie “B”
Grupo Transportación Ferroviaria Mexicana, S.A. de C.V.	59,999	—	1,107,131,004	—
Arrendadora TFM, S.A. de C.V.	1	—	—	—
Subtotal	60,000		1,107,131,004
Total	1,107,191,004
     DÉCIMA OCTAVA. Se instruye al Secretario del Consejo de Administración de la Sociedad para que haga los asientos que reflejen las resoluciones adoptadas en este acto por los accionistas de la Sociedad, en el libro de registro de acciones y de variaciones de capital de la Sociedad y proceda a cancelar los títulos anteriormente emitidos por la Sociedad, y en consecuencia a emitir nuevos títulos de acciones conforme lo aquí resuelto.
     DÉCIMA NOVENA. En virtud de las resoluciones anteriores, los accionistas por unanimidad decidieron, nombrar a los señores José Vicente Corta Fernández, Iker Ignacio Arriola Peñalosa, Marcoflavio Rigada Soto, Edgar Aguileta Gutiérrez, Francisco García Naranjo González y Moís Henry Cherem Arana, para que conjunta o separadamente cualesquiera de ellos (i) realicen todos los actos necesarios para dar cabal cumplimiento a todas y cada una de las resoluciones adoptadas en la presente acta, (ii) realicen los actos necesarios a fin de dar los avisos correspondientes a las autoridades competentes, (iii) en nombre y representación de la Sociedad protocolicen la presente Acta de Resoluciones Unánimes ante el fedatario público de su elección, (iv) realicen las certificaciones totales o parciales de la presente acta que consideren o sean necesarias, y (v) gestionen la inscripción de los testimonios correspondientes ante el Registro Público del Comercio del domicilio de la Sociedad, según sea necesario.
     La presente acta es firmada por todos los accionistas de la Sociedad, y por el secretario del consejo de administración, a los 20 días del mes de septiembre del 2005, para constancia de su aceptación y conformidad con todas y cada una de las Resoluciones aquí transcritas.

ACCIONISTA	FIRMA
GRUPO TRANSPORTACION
FERROVIARIA MEXICANA, S.A. DE C.V.
representada por el Sr. Francisco García Naranjo
González
RFC: GTF970506610

ARRENDADORA TFM, S.A. DE C.V.
representada por el Sr. Carlos Enrique Mainero Ruiz.

RFC: ATF020927522

Iker Ignacio Arriola Peñalosa
Prosecretario del Consejo de Administración

CURRENT CORPORATE BY-LAWS OF:
TFM, S.A. DE C.V.
CHAPTER I
ORGANIZATION
          FIRST.— The company is a capital stock company with variable capital (Sociedad Anónima de Capital Variable), which shall be governed by these By-Laws and by the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) with respect to those matters not provided herein.
CHAPTER II
CORPORATE NAME, DOMICILE, TERM, PURPOSE AND NATIONALITY
          SECOND.- Name.— The company’s name is “TFM”, which shall always be followed by the words “SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE” or its abbreviation “S.A. de C.V.”
          THIRD.— Domicile.— The company’s domicile shall be Mexico City, Federal District, but the partners may establish agencies or branches of the company anywhere within the United Mexican States or abroad, without such act implying a change of corporate domicile.
          FOURTH.— Term.— The company shall have a indefinite term.
          FIFTH.— Corporate Purpose.— The company’s purpose shall be:
          1.— The construction, management, operation, exploitation, preservation and maintenance of railroad infrastructure, as well as general railroad communication ways and rail tracks, including those that are within yards and that are necessary for the operations of such tracks, as well as any of the integrating parts thereof, including, but not limited, to the right of way, traffic control centers and signs for the railroad operation.
          2.— The provision of the public service for railroad transportation, using for such purposes the railroad communications ways, rail tracks and any other type of ancillary services necessary therefor.
          3.— The public service for freight railroad transportation, including, but not limited to, hauling services to third parties, facilities where the receipt, storage, classification, consolidation and dispatch of all types of goods is performed.
          4.— The provision of the public service for passenger railroad transportation, including the construction, management and maintenance of the facilities where the arrival and departure of trains and the embarking and disembarking of passengers occur.

          5.— To construct, operate and exploit terminals and facilities for the provision of ancillary services under the terms of the Railroad Service Law (Ley Reglamentaria del Servicio Ferroviario) and its regulations.
          6.— To provide interconnection services, grant haulage rights and rights of way as well as to exploit those that are rendered or granted thereto.
          7.— To operate surveillance services, as well as control of the accesses and transit of people, vehicles and goods at the railroad terminal that it exploits, notwithstanding the powers of competent authorities.
          8.— The performance of all types of research for the exploitation of businesses related to the provision of railroad transportation services, both for freights and passengers, as well as the planning, programming and execution of the actions necessary and convenient for the promotion, operation and development of railroad services, in order to achieve greater efficiency and competitiveness.
          9.— To acquire in ownership or lease and to have available all types of real estate, all types of property including, but not limited to all type of railroad equipment, traction vehicles, haulage vehicles and working vehicles, as well as other real estate properties necessary to carry out its corporate purpose.
          10.— To install and maintain communication systems that are required to perform the corporate purpose, including, but not limited to, radio, telegraph, telephone, fiber optic and microwave systems.
          11.— To participate in the privatization of the Mexican railroad system, to submit bids, and in general, be part in all procedures related to obtaining one or more concessions, permits, licenses or authorizations to operate the Mexican railroad system.
          12.— For the performance of the corporate purposes the company may:
          a).— Incorporate, promote, organize and manage all types of commercial or civil companies, civil and commercial associations, corporations, economic units, institutions, institutions, foundations or groupings, whether in Mexico or abroad, as well as to acquire interests or participations of other civil or commercial companies or associations, forming a part thereof in the corresponding act of incorporation or by acquiring shares or participations in those already incorporated, whether Mexican or foreign, provided that they are directly related to the provision of the Mexican railroad service, as well as to dispose, encumber or transfer such shares or participations.
          b).— Purchase, sale, import, export and in any other manner commercialize, manufacture and industrialize all kinds of products and equipment, necessary or convenient to perform its corporate purpose.
          c).— Obtain permits to operate customs warehouses in the terms of applicable legislation, as well as to provide handling, storage and foreign trade merchandise custody services, in accordance with corresponding authorizations, as well as the construction, installation, operation and exploitation of internal cargo terminals, providing services of: trains and trucks loading and unloading, storage, transportation within the terminal, consolidation and discharging of freight, the integration of single trains with owned or leased equipment, and the surveillance and custody of goods. Likewise, in accordance with corresponding authorizations, it may provide the following supplementary services: multimodal operation, tax and customs procedures, repair and maintenance of containers, phytosanitary services; and others deemed convenient.
          d).— Grant, draw, issue, accept, endorse, certify, guarantee or otherwise subscribe, even through a joint obligor (aval), all kinds of credit instruments.
          e).— Obtain, acquire or use and/or dispose of, through domestic or foreign financial groups, all kinds of funds and economic proceeds that are necessary to carry out its corporate purpose, as well as to obtain and grant money loans with or without guaranty, to execute all kinds of credit agreements, to issue obligations and any other credit instruments and grant all kinds of guaranties including real and personal guaranties, such as bonds, avales, pledges and mortgages in favor of third parties, when dealing with the company’s own operations, and which are necessary to carry out its corporate purposes.
          f).— Execute all kinds of trust agreements necessary to perform its corporate purpose.
          g).— Execute and/or carry out, within Mexico or abroad, on its own behalf or on behalf of third parties, all kinds of main or ancillary acts, whether civil or commercial or of any other kind, including ownership, civil, commercial, main or guarantee agreements, or any other kind permitted by law, being also able to act as trust, aval or guarantor or with any other capacity, even that of joint and several debtor, secure obligations and indebtedness of third parties, when related to the performance of its corporate purpose.
          h).— Receive and promote consulting services, through all kinds or people, whether individuals or entities, Mexican or foreign, of all those services necessary to carry out its corporate purposes.
          i).— Promote, organize, participate, and contract, whether in Mexico or abroad, with Mexican or foreign individuals or entities, bids, transactions, events, meetings, exhibitions, training, development, market research and innovations programs and, in general, to take part in all businesses events and meetings necessary to perform its corporate purposes.
          j).— The contracting on its own behalf or on behalf of third parties, whether in Mexico or abroad, with Mexican or foreign individuals or entities, of advertising media as well as the sale and/or purchase of advertising spaces and in general everything related to the communication and information media industry, necessary to perform its corporate purposes.
          k).— Carry out on its own behalf or on behalf of third parties, whether in Mexico or abroad, and with all kinds of Mexican or foreign individuals and entities, training and development programs, as well as investigation works necessary to perform its corporate purposes.
          l).— Request and obtain, under any title, concessions and permits and to exercise the rights derived therefrom, as well as to register and patent or act as intermediate or negotiator, and acquire under any legal title whether in Mexico or abroad, with Mexican or foreign individuals or entities, all kinds of inventions, utility models, industrial designs, brands, as well as notifications, commercial names, franchises, authorizations, licenses, concessions, options, preferences, rights thereon and, in general, any other kind of use and exploitation of industrial, intellectual, literary or artistic rights that are necessary or related to the corporate purpose.
          m).— Act as agent, representative, distributor, attorney in fact and/or intermediary, whether in Mexico or abroad, whether of individuals or entities, Mexican or foreign, necessary or related to the performance of its corporate purpose.

          n).— Acquire, alienate, possess, lease, use and, in general, manage, under any title, all kinds of rights and assets or real estate properties, whether in Mexico or abroad and, with Mexican or foreign individuals or entities that are necessary and convenient to perform its corporate purpose and to comply with the company’s purpose under the terms of applicable law.
          o).— In general, perform other activities and execute acts and agreements and contracts that are required for its corporate purpose, or that shall be performed for legal purposes.
          SIXTH.— Nationality.— The company is Mexican.
          SEVENTH.— Foreign Admission Clause.— Current or future foreign investors agree before the Mexican Government, through the Ministry of Foreign Affairs (Secretaría de Relaciones Exteriores) to consider themselves as Mexican nationals with respect to the shares of the company they acquire or which they come to hold, as well as with respect to the assets, rights, concessions, participations or interests owned by the company, or of the rights and obligations derived from the agreements entered into by the company, executed with Mexican authorities, and, therefore, agree not to invoke the protection of their governments, under penalty of forfeiting such shares or social quotas in favor of the Mexican Nation.
CHAPTER III
CAPITAL STOCK, SHAREHOLDERS AND SHARES
          EIGHTH.— Capital stock.— The capital stock shall be variable. The minimum fixed portion with no withdrawal rights is $600,000 (SIX HUNDRED THOUSAND PESOS 00/100 MEXICAN CURRENCY), fully subscribed and paid for, represented by 60,000 (SIXTY THOUSAND) shares. The variable portion of the capital stock is unlimited.
          NINTH.— Shares.— The capital stock shall be represented by nominative shares, without par value.
          a).— Shares shall be divided into two classes: Class I shall at all times the fixed portion of the capital stock, with full voting rights; and Class II, shall represent the variable portion, with full voting rights.
          The company may issue restricted voting shares with equal or less rights than those set forth in Article 113 (one hundred and thirty) of the General Law of Commercial Companies and shall be divided into the classes determined by the general extraordinary shareholders’ meeting resolving such issuance, in which case, the corresponding shares shall not be calculated for purposes of determining the share percentages referred to in the preceding paragraph.
          b).— Class I and Class II of the Shares representing the capital stock shall be divided into two series: series “A” which shall represent shares that may only be subscribed by Mexican nationals; and series “B” which are of free subscription.
               TENTH.— Share Certificates.— Shares shall be represented by certificates or, until such certificates are issued, by provisional certificates.
          Shares certificates shall independently evidence the shares of each of the outstanding classes, shall be consecutively numbered different for each series; and shall include the data and characteristics referred to in Articles 125 (one hundred and twenty five) and 127 (one hundred and twenty seven) of the General Law of Commercial Companies, as well as the transcription of clause seven of these by-laws; shall include the signatures of two Directors, which signatures may be original or by facsimile, in such case, the original of such signatures must be deposited in the Public Registry of Commerce of the Company’s corporate domicile.
          When for any reason the instructions contained in the share certificates are modified, the provisions of Article 140 (one hundred and forty) of the General Law of Commercial Companies shall apply.
          ELEVENTH.— Number of shares per certificate and exchanges.— The Board of Directors is authorized to issue both the shares certificates and the provisional certificates, evidencing one or more shares. Moreover, it is authorized to exchange certificates evidencing a specific number of shares per new certificate, as requested by the holders thereof and provided that the new certificates shall evidence, collectively, the same total number of shares as those in the place of which they are issued. The cost of any certificate exchange requested by a shareholder shall be borne by such shareholder.
          In the event of loss, theft, misplacement or destruction of any share certificate or provisional certificate, the issuance of a duplicate certificate shall be subject to the provisions of Title One, Chapter One of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito). The share certificates issued in replacement will indicate that they are duplicates and that the original ones have been cancelled. All of the replacement costs of share certificates will be borne by the holder of such replaced certificate.
          TWELFTH.— Stock Ledger.— The company shall maintain a stock ledger in which the entries set forth in Article 128 (one hundred and twenty eight) of the General Law of Commercial Companies shall be made and shall consider as owners of the shares those persons recorded as such therein. The company shall refrain from recording in such ledger those transfers that are performed in contravention of the provisions of these by-laws or the law.
          Registrations in the stock ledger shall be suspended as from the fifth day prior to the holding of shareholders’ meetings until to the day after they are held, including the day on which they are held.
          THIRTEENTH.— Capital increases and decreases.— Increases and decreases of capital stock shall be performed in such a way that, at all times, 51% (fifty one percent) of the voting shares is represented by series “A” shares, and 49% (fourty nine percent) of the voting shares is represented by series “B” shares of the capital stock, and shall also be subject to the following provisions:
          1.— Formalities.— Increases and decreases in the minimum fixed portion of the capital stock of the company shall be made by the resolution of the General Extraordinary Shareholders’ Meeting and consequently, the Corporate By-laws shall be amended and the public instrument in which the corresponding minutes are notarized shall be recorded with the Public Registry of Commerce of the company’s domicile.
          The agreement of the meeting resolving the reduction in the minimum fixed portion of the capital stock shall be published in the Official Gazette of the Federation pursuant to the provisions of the General Law of Commercial Companies.
          2.— Variable capital increases and decreases.— Increases and decreases in the variable portion of the capital stock shall be made by means of a resolution of the General

Ordinary Shareholders’ Meeting, however no amendment to the Corporate By-Laws. When the shareholders exercise their withdrawal right, the procedure set forth in the law shall be observed. Authorized but not yet subscribed shares that are issued to represent the variable portion of the capital stock shall be deposited in the company’s treasury, in order to be delivered to the extent they are subscribed and paid under the terms and conditions set forth by the General Ordinary Shareholders’ Meeting or Board of Directors, in accordance with the powers that, if applicable, it has granted to the Board of Directors, provided that in this case that the preferential rights of the shareholders shall be observed in accordance with these by-laws.
          No capital increases shall be declared and no new shares shall be issued until prior capital increases and shares previously issued are fully paid.
          3.— Subscription and payment.— The meeting resolving the relevant capital increase shall provide the issuance of shares representing such capital increase and the characteristics of such shares. The meeting declaring the increase shall be authorized to offer the corresponding shares for subscription in the manner, terms, conditions, and amounts it deems convenient; whether through the capitalization of liabilities, reserves or surpluses, whether against the payment in cash or in kind of its value and, if applicable, of the premium that the meeting so determines, which shall be applied according to the resolutions adopted by the meeting, or only so that they are subscribed. In the event they are subscribed, the meeting shall determine the manner, terms, and other requirements and conditions for the payment. In any of the events set forth in this clause, the shareholders with full voting rights shall be treated equally.
          4.— Right of first refusal.— In the event of an increase to the paid portion of the capital stock or an increase to the fixed portion through the issuance of shares, the company’s shareholders shall at all times have a right of first refusal to subscribe the new shares of the same class and series that are issued to represent the increase in proportion to the shares that they hold, provided that they have the legal capacity for the subscription. Shareholders shall exercise within 15 (fifteen) days following the publication of the meeting’s agreement resolving such increase in the Official Gazette of the Federation and one of the newspapers with broadest circulation at the company’s corporate domicile. Following such 15 (fifteen) days, if there are still shares not subscribed, such shares shall be offered by the Board of Directors for its subscription and payment to the individuals or entities that the Board agrees upon, at a price that may not be lower than the offered to the company’s shareholders for subscription and payment.
          In the event of an increase by capitalization of reserves, profits pending to be applied or surpluses, shareholders shall be entitled to the portion corresponding to such increase and, if applicable, to receive new shares issued to represent such increase, under the terms of the preceding paragraph.
          5.— Capital reduction by withdrawal.— Reduction of the capital stock as a result of an exercise, total or partial, by a shareholder owner of shares of the variable portion of the capital stock of its withdrawal rights shall be subject to the provisions of Articles 220 and 221 of the General Law of Commercial Companies, or in its case subject to the resolutions adopted by the Ordinary Shareholders Meeting regarding the capital reduction.
          Reimbursement payment may be requested from the company from the day following the General Ordinary Shareholders’ Meeting that has approved the statement of the financial position corresponding to the fiscal year on which the withdrawal shall be effective, in accordance with the procedure authorized for such purpose by such meeting.

          6.— Limitations to the capital reduction.— No reduction in capital stock may be authorized when it is the result of a reduction in the capital stock to less than the minimum required by law.
          The meeting declaring a reduction in the capital stock shall establish the manner and terms by which the respective reimbursement shall be performed, provided that all the shareholders shall be treated in the same way as other shareholders.
          7.— Capital variations book— The company shall keep a capital variations book, where increases or decreases shall be noted, as well as the capital represented in its fixed and variable portions.
CHAPTER IV
GENERAL SHAREHOLDERS’ MEETINGS
          FOURTEENTH.— Shareholders’ Meeting.— The supreme body of the company is the general shareholders’ meeting.
          1.— The general ordinary meeting shall convene at least once a year, at the corporate domicile of the company, on the date determined by the Board of Directors within the four months following the closing of the fiscal year. In addition to the matters included in the agenda, the ordinary annual meeting shall deal with the discussion, approval or modification of the Directors’ report and statutory examiners’ report, of the prior fiscal year, referred to in Articles 172 and 166, section IV, respectively, of the General Law of Commercial Companies, of this company as well as those companies of which it is the majority shareholder, when the value of the investment in each of these companies exceeds 20% of the capital stock of this Company according to the statement of financial position at the closing of the corresponding fiscal year.
          2.— The extraordinary meetings may meet at any time, at the corporate domicile of the company when dealing with any of the matters set forth in Article 182 (one hundred and eighty two) of the General Law of Commercial Companies, and with the spin-off of the company.
          3.— Special meetings shall meet to discuss matters that exclusively affect the shareholders of any class. These meetings shall be subject to the provisions of Article 195 (one hundred and ninety five) of the General Law of Commercial Companies.
          In the event that one shareholder is the holder of all the outstanding shares of one class, no meeting shall be required to be held to agree upon matters related thereto, provided that the resolutions are notified to the secretary of the company’s Board. The secretary shall make the corresponding entries in the company’s corporate books.
          FIFTEENTH.— Call.— Meetings shall be called by the Board of Directors or by any of the statutory examiners, as well as by the shareholders representing 33% of the voting shares according to the provisions of Articles 168, 184 and 185 (one hundred and sixty eight, one hundred and eighty four and one hundred and eighty five) of the General Law of Commercial Companies. Calls shall include the date, time and place for the meeting; shall contain the agenda, shall be signed by the calling party or, if the calling party is the Board of Directors, by its chairman or by the secretary, and shall be published in the Official Gazette of the Federation, and in one of the newspapers with broadest circulation nationwide, at least fifteen calendar days prior to the date of the meeting. During such term, documents related to the report set forth in Articles 172 and 173 of the

General Law of Commercial Companies shall be available to the shareholders at the company’s offices.
          If any meeting is not held on the date set forth for the meeting, it shall be held within the next thirty days, for which a second or subsequent call shall be made, expressing the circumstances thereof, and complying with the requirements set forth for the first call.
          Meetings may be validly held without previous call, if all outstanding shares with voting rights on the matters to be dealt therewith are represented at such meeting.
          SIXTEENTH.— Evidence as shareholder.— In order to evidence the status as shareholder and its right to attend the meetings, shareholders must deliver to the secretary of the Board of Directors at the corporate domicile no later than two business days prior to the day set forth for holding a meeting: a) the corresponding share certificates; or b) the evidences of deposit with respect thereto that may have been issued by the credit institution or institutions, whether Mexican or foreign, in the places set forth for the respective call, duly authorized for such purpose. When shares were deposited in offices located outside of the corporate domicile of the company, the institutions receiving them must notify the company by mail or cable, telegraph or facsimile the depositor’s name, number of shares deposited and the day on which the deposit was made.
          Such evidences shall include the shareholder’s name, amount of shares deposited, number of certificates, the date of the meeting and the condition that such shares shall remain deposited until after the end of the relevant meeting.
          Upon delivery, the secretary of the Board of Directors shall issue the corresponding proxy cards to the interested parties, which shall indicate the name of the shareholder and the number of votes such shareholders is entitled to cast, as well as, if applicable, the name party with which the shares are.
          Shareholders shall not need to evidence their right to attend a meeting through the aforementioned mentioned deposit, with regards to shares registered under their name in the stock ledger.
          Shareholders may be represented at the meetings by an attorney-in-fact through a proxy or power-of-attorney, which also must be delivered to the secretary of the Board of Directors according to the rules mentioned above. Attorneys-in-fact of Federal, State or Municipal Governments, as well as decentralized entities shall evidence their capacity under the terms of applicable administrative legislation.
          The company’s managers or statutory examiners shall not be attorneys-in-fact for such purposes.
          SEVENTEENTH.— Ordinary Meetings.— In order for a General Ordinary Shareholders’ Meeting to be validly held by virtue of first call, at least 50% of ordinary common voting shares of the company must be represented therein. If the General Ordinary Meeting meets by virtue of a second or subsequent call, shall be validly held with shareholders attend to the meeting, regardless of the number of shares represented thereat, and regardless of the nature of the resolutions to be taken.
          EIGHTEENTH.— Extraordinary Meetings.— General Extraordinary Shareholders’ Meetings met by virtue of first call, shall be deemed legally convened if at least three fourths of the common voting shares of the company are represented, and the resolutions shall be valid if adopted at least by the majority of common shares of such classes.

          General Extraordinary Shareholders’ Meetings met by virtue of second or subsequent call, shall be deemed legally installed if at least the majority of the common voting shares are represented thereat, and its resolutions shall be valid if adopted by, at least, the majority of common shares of such classes.
          NINETEENTH.— Voting. At general meetings voting shall be by hand, unless one of the attendants request ballots.
          If for any reason a meeting cannot be legally installed, this fact and its causes shall be evidenced in the minutes’ book, in accordance with the provisions of clause twenty-second of these by-laws.
          TWENTIETH.— Process. Shareholders’ Meetings shall be presided by the Chairman of the Board of Directors, or, in absence of the Chairman, by the Vice Chairman, and upon absence of both, and in case of special shareholders’ meetings, by the person appointed by the majority of the shareholders present at the meeting.
          The Secretary of the Board of Directors, or in his absence, the Alternate Secretary, and in case of absence of both, the person appointed by the majority of the shareholders’ present at the meeting shall act as secretary of the shareholders’ meeting.
          Notwithstanding the possibility to defer the shareholders’ meeting in terms of Article 199 (one hundred ninety nine) of the General Law of Commercial Entities, in case of any impossibility to address any of the items on the agenda on the date for which the meeting was called, the meeting shall continue thereafter on the date determined by such meeting, without need for a new call, and shall be convened with the required quorum for shareholders’ meeting held upon second or subsequent call.
          TWENTY-FIRST.— Resolutions adopted outside of a meeting by the unanimous vote of the shareholders representing all voting shares, with respect to the matter in question, or when dealing with matters corresponding top the special meeting, all of the shares representing part of the capital stock corresponding to the respective series shall have, for all legal purposes, the same validity as if adopted at a general or special meeting, as the case may be, provided that the approving votes are confirmed in writing.
          The secretary of the Board of Directors shall integrate the respective file and make the corresponding entries in the company’s corporate books.
          TWENTY-SECOND.— Meetings’ minutes.— Meetings’ minutes shall be transcribed in the meetings’ minutes book, and be signed by the person presiding the meeting, the secretary, the statutory examiner or examiners attending thereat.
          For each minutes an appendix shall be opened, which shall contain a copy of the minutes, a list of the attendants with the number, class and series of shares that they represent, as well as documents justifying the shareholders’ capacity, as well as evidence of their representatives, a copy of the newspapers where the call is published and the reports and other documents that may have been submitted at the meeting or prior thereto.
          In the same meetings’ minutes book, the resolutions adopted in terms of clause twenty-first of these by-laws shall be included, of which the secretary or alternate secretary shall attest.

CHAPTER V
MANAGEMENT OF THE COMPANY
          TWENTY-THIRD.— Board of Directors.— The management of the company shall be entrusted to a Board of Directors, the members of which shall be appointed according to the provisions of these by-laws and applicable standards of the General Law of Commercial Companies.
          TWENTY-FOURTH.— Structure. The Board of Directors shall be comprised of five Directors and their respective alternates, who may not be shareholders, with capacity to act as Directors, in terms of the applicable legal provisions. The members of the Board of Directors shall be elected by the General Ordinary Shareholders’ Meeting.
          The appointment of the Chairman of the Board of Directors shall be made by the favorable vote of the majority of such shares.
          TWENTY-FIFTH.— Term. The Directors shall hold office for the term set forth at the time of their appointment, and in case no such term is established, the following rules shall apply:
          (a) The members of the Board of Directors shall hold office during one fiscal year, but may be reelected one or more times. The Directors shall continue in their offices until their successors take office. The General Ordinary Shareholders’ Meeting shall be entitled, at any time, to revoke their appointment, with the favorable vote of the series of shares that appointed them.
          (b) All Directors or members of the Board of Directors of the Company shall comply with any requirements set forth in applicable laws.
          TWENTY-SIXTH.— Alternates.— Temporary or definitive absences of any Directors shall be filled in by any alternate director indistinctly. In case of a definitive absence of any director, the Board of Directors shall issue a call for the ordinary shareholders’ meeting for it to appoint such Directors’ successor.
          TWENTY-SEVENTH.— Appointment of Chairman. The Board of Directors at its first meeting following the annual shareholders’ meeting of the Company shall appoint from its members a Chairman, only in case such shareholders’ meeting does not make such appointment. It shall also appoint a Vice Chairman, and a Secretary and one or more Alternate Secretaries of the Board of Directors. The Secretary and any and all Alternate Secretaries of the Board of Directors may or may not be Directors.
          TWENTY-EIGHTH.— Meetings. Meetings of the Board of Directors shall be held on the date and time determined by the Board of Directors. When the meetings being call by the Chairman of the Board, the Vice Chairman of the Board or at the request of any of the Directors to the Chairman of the Board. The call issued by the Secretary or the Alternate Secretary of the Board of Directors shall be made in writing and delivered to each Director, Alternate Director and the Statutory Examiners of the Company at least 5 (five) days prior to the date of the meeting at the domicile recorded with the Secretary of the Board of Directors. Meetings may be validly held without need of prior call if at the time of such meeting all the members of the Board of Directors are present, or otherwise, if any absent Directors or Statutory Examiners waive in writing their right to receive a call.
          The meetings of the Board of Directors shall be duly convened if at least the majority of its members are present thereat. All resolutions of the Board of Directors shall be valid when adopted by the favorable vote of the majority of its members. Neither the Chairman of the Board nor the person acting as Chairman of any meeting of the Board of Directors shall have a tie-breaking vote.
          The Chairman of the Board of Directors shall preside over any meeting of the Board of Directors, and in his absence, the Vice Chairman shall act as Chairman thereof. Upon absence of both officers, the person appointed by the majority of the Directors present at the meeting shall preside.
          TWENTY NINTH.— Resolutions outside of a meeting.— Resolutions adopted unanimously outside of a Board of Directors meeting shall have, for all legal purposes, the same validity as if adopted by a meeting, provided that the respective approval votes are confirmed in writing before the secretary of the Board, who shall make the corresponding entries in the company’s corporate book.
          THIRTIETH.— Meetings’ Minutes of the Board.— The minutes from the Board of Directors’ meetings shall be signed by the person presiding it, the secretary and if applicable, by the statutory examiners attending the meeting, an shall be evidenced in the Board’s meeting minutes book, of which the secretary or alternate secretary may issue certified copies, certifications or extracts.
          In the same minutes book resolutions adopted under the terms of clause twenty ninth of these by-laws shall be noted of which the secretary or alternate secretary shall attest.
          THIRTY-FIRST.— Powers.— The Board of Directors shall have the powers that are attributed to the bodies of its type according to law and these by-laws, and it shall have, enunciatively and without limitation the following powers:
     a).— General powers to manage the businesses and properties of the Company, grant and issue all kinds of guarantees and joint and several obligations (aval), execute the agreements, sign documents and grant or underwrite the credit instruments required by such management.
     b).— General powers for exercising the acts of domain permitted by law.
     c).— General powers for lawsuits and collections, with all the general powers and those requiring a special clause according to law, including those to grant pardon, to dismiss all kinds of trials, remedies and proceedings in general, as well as the constitutional protection (amparo) proceedings, to submit claims and complaints of a criminal nature and to be the aide of the District Attorney, power that may be exercised before all sorts of persons and authorities, whether judicial or administrative, civil, criminal and labor, federal or local, inside or outside a trial, with the broadest powers possible.
     d).— Powers to establish branches and agencies of the Company and to remove them.
     e).— Powers to appoint and remove the chief executive officer and one or several Directors, under-Directors, general managers, under-managers, special managers and in general officers, factors, agents and other employees of the Company, providing the titles that they shall use, their hierarchy, the payments that they shall receive and the guarantees that they shall give.
     f).— Powers to grant and revoke special and general powers of attorney with all the powers it deems convenient.
     g).— Powers to sign all sorts of documents, contracts and deeds that are directly or indirectly related to the corporate purpose.

     h).— Powers to execute the resolutions adopted by the general shareholders’ meetings.
     i) — In general, to carry out all acts and execute all agreements necessary for the corporate purpose and those granted in other clauses of these by-laws. In the event there is no special appointment, the representation shall correspond to the Chairman of the Board.
     j).— No member of the Board of Directors may exercise the Board’s powers individually. The Board may appoint from among its members, delegates for specific acts. In the event there is no special appointment, such specific acts shall correspond to the Chairman of the Board.
          k).— The Board of Directors of the Company shall have the authority to create and establish the Committees, Commissions and any other intermediate body of the Board of Directors as it may deem necessary or convenient, and to delegate in such bodies the necessary or convenient authorities for the due accomplishment of their purpose. In any case, all intermediate bodies of the Board of Directors of the Company shall be comprised by Directors of the Company and their alternates, as applicable. The intermediate bodies of the Board of Directors of the Company shall refrain from addressing or resolving any matter specifically reserved to the Shareholders’ Meeting or the Board of Directors in these by-laws or the law.
          THIRTY-SECOND.— Executive Committee. The Board of Directors shall appoint from its members, the members of the Executive Committee and in the case their alternates.
     This intermediate body of the Board of Directors shall be responsible for the implementation of the policies and guidelines of the Board of Directors, and shall only resolve on those matters that are not exclusively reserved to the Shareholders’ Meeting or the Board of Directors.
     The members of the Executive Committee shall always act jointly, and their appointment shall not be delegated either totally or partially, to any other person. The meetings of the Executive Committee shall be duly installed with at least the majority of its members and its resolutions shall be valid when adopted by the favorable vote of at least the majority of the members present at such meeting. In case of a tied vote, the Executive Committee shall submit the relevant item to the Board of Directors. Likewise, the Executive Committee shall periodically inform the Board of Directors, of the actions taken and resolutions adopted by it, or otherwise, upon the occurrence of any material event for the Company.
     The meetings of the Executive Committee shall be held periodically, in the terms set forth by the Executive Committee.
     The Executive Committee, shall appoint from its members a Chairman, a Secretary and an Alternate Secretary thereof.
     The Executive Committee shall have the following authorities:
     (a) General power of attorney for lawsuits and collections, acts of administration and acts of domain, with all the authorities, including those that require a special clause, pursuant to law, in terms of articles 2554 and 2587 of the Civil Code for the Federal District and their correlative Articles of the Civil Codes of the States of the United Mexican States, and shall be entitled to exercise such powers with respect to any and all matters of the Company, except for those expressly reserved to any other corporate body either by these by-laws of by law.

     (b) General power of attorney to underwrite, guarantee, accept and endorse negotiable instruments, pursuant to Article 9 (nine) of the General Law of Negotiable Instruments and Credit Transactions.
     (c) To transfer, encumber, pledge, mortgage or otherwise grant any security over the assets and real property of the Company.
     (d) To grant and revoke powers of attorney.
     (e) To appoint and remove the chief executive officer, and one or more managers, under-managers, and in general officers, representatives, agents, and any other employee of the Company; to determine their positions, rank and considerations payable to each of them, and, if such is the case, the guaranties to be posted by them.
     (f) In general, to decide and resolve on any asset or business of the Company, provided, however, that it shall not address or resolve any matter expressly reserved to the Board of Directors or the Shareholders’ Meeting by these by-laws or the law.
     No member of the Executive Committee shall be entitled to exercise the authority granted to such body individually. However, the Executive Committee shall appoint one or more delegates for the execution and implementation of its resolutions, and in case no special delegate is appointed, the Chairman of the Board of Directors shall execute and implement the resolutions of the Executive Committee.
          The members of the Executive Committee shall not receive any special consideration for the performance of their duties in the Executive Committee.
CHAPTER VI
SURVEILLANCE
          THIRTY-THIRD .— Statutory Examiners.— The Company shall be surveyed by one or more statutory examiners, temporary and revocable, who may be partners or external persons to the company, who shall be appointed by the shareholders’ meeting. At the shareholders’ meeting in which one or more officers are appointed, each shareholder holding at least 25% of the ordinary shares, shall be entitled to appoint a statutory examiner and his alternate. Statutory examiners shall receive the payments set forth by the general ordinary shareholders’ meeting with charge to results.
          THIRTY-FOURTH.— Term.— Statutory examiners shall hold their positions for one year and may be reelected one or more times.
CHAPTER VII
FISCAL YEARS, FINANCIAL INFORMATION,
AND PROFITS AND LOSSES
          THIRTY-FIFTH.— Fiscal years.— Fiscal years shall be counted from January one to December thirty one of each year.

          THIRTY-SIXTH.— Financial Information.— On an annual basis, the Board of Directors and the statutory examiners shall submit to the general ordinary meeting the report and opinion referred in articles 166, section IV and 172 (one hundred sixty six, section four and one hundred and seventy two) of the General Law of Commercial Companies.
          THIRTY-SEVENTH.— Profits.— Profits included in the profits and losses account, prepared at the end of each fiscal year, shall be distributed as follows:
          a).— The provisions necessary to pay employees’ profit sharing shall be created.
          b).— Five percent shall be separated to create a reserve fund, until this fund reaches a value of at least equal one fifth of the capital stock, and such fund must be funded in the same manner, in the event that it has diminished for any reason.
          c).— The amounts agreed by the General Ordinary Shareholders’ Meeting will be segregated in order for programs, commitments and development and expansion goals set forth by the company to be accomplished;
          d).— Convenient amounts shall be allocated to create one or several reinvestment and prevision funds, so that they are made available to the meeting and it determines the terms of their application in the future;
          e).— The remaining amount shall be distributed as a dividend among the shareholders proportionally to the number of their shares.
          The company’s founding shareholders state that they do not reserve a special participation in the profits.
          THIRTY-EIGHTH.— Losses and Limited Liability.— Losses shall be distributed among the underwritten shares and up to the value thereof, the liability of each shareholder shall be limited to the value of the share that such shareholder holds, and each shareholder shall be responsible for any unpaid balance of their shares.
CHAPTER VIII
DISSOLUTION AND LIQUIDATION OF THE COMPANY
     THIRTY NINTH.— Dissolution and Liquidation.— In an event of the company’s dissolution due to a reason other than bankruptcy declared judicially, the general shareholders’ meeting shall appoint one or more receivers and one or more alternates, who shall have the powers and authorities set forth by such meeting. Temporary or definitive vacancies of one or more receivers, shall be covered by the appointed alternates, who shall be called in the order of their appointment.
     Nonetheless, for as long as the appointment of the receiver or receivers are not recorded in the Public Registry of Commerce, and while they have not commenced to perform their functions, the Board of Directors and the chief executive officer shall continue holding their positions, but may not start new operations.
     During the liquidation, statutory examiners shall hold with respect to the receivers the same position that they hold with respect to the company’s administrators during its normal course, and the general shareholders’ meeting shall meet on an ordinary meeting under the terms set forth for the ordinary course of the company and in an extraordinary meeting if it is called by the receivers or the statutory examiners.
     The liquidation shall be performed pursuant to the provisions of chapter eleventh of the General Law of Commercial Companies and other applicable legal provisions, during the liquidation period, the meeting shall meet under the terms set forth in chapter four of these by-laws and the receiver or receivers shall perform with respect thereto and with respect to the Company the functions that would normally correspond to the Board of Directors or the chief executive officer.